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EXHIBIT(11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE AND PRO FORMA PER
SHARE

                                               THREE MONTHS ENDED MARCH 31,

                                                    1998           1997

Average number of shares outstanding.........     32,856,033    31,452,294
                                                ============   ===========

Net income (loss)                               $ (1,816,000)  $  (732,000)
                                                ============   ===========

Less: Cumulative dividend on redeemable
  preferred stock                               $   (230,000)  $        -
                                                ------------   -----------
Income (loss) applicable to common shares       $ (2,046,000)  $  (732,000)
                                                ============   ===========

Net income (loss) per share                     $      (0.06)  $     (0.02)
                                                ============   ===========
                                                SIX MONTHS ENDED MARCH 31,

                                                    1998           1997
Average number of shares outstanding.........     32,762,020    31,447,644
                                                ============   ===========

Net income (loss)                               $ (3,860,000)  $     9,000
                                                ============   ===========

Less: Cumulative dividend on redeemable
  preferred stock                               $   (469,000)  $        -
                                                ------------   -----------
Income (loss) applicable to common shares       $ (4,329,000)  $     9,000
                                                ============   ===========

Net income (loss) per share                     $      (0.13)  $      0.00
                                                ============   ===========